Exhibit 24

Authorization and Designation to Sign and File  Section 16 Reporting Forms

The undersigned, an executive officer of Cronos Group Inc., a corporation  incorporated under the Business Corporations Act (British Columbia) (the "Company"),  does hereby authorize and designate Robert Madore, Terry Doucet or Aaron Werner,  each with right to substitute and resubstitute, but for only so long as each of them is an  employee of the Company, to sign and file on his behalf the application for the required  Securities and Exchange Commission ("SEC”") electronic CIK/CCC codes and any and  all Forms 3, 4 and 5 and Forms 144 relating to equity securities of the Company with the  SEC pursuant to the requirements of Section 16 of the Securities Exchange Act of 1934  ("Section 16") and Rule 144 under the Securities Act of 1933, as amended.  This  authorization, unless earlier revoked in writing, shall be valid until the undersigned's  reporting obligations under Section 16 and Rule 144 with respect to equity securities of  the Company shall cease.  All prior such authorizations are hereby revoked.

IN WITNESS WHEREOF, the undersigned has executed this Authorization and  Designation this __July ___ day of ________21________, 2022.

/s/Arye Weigensberg
Arye Weigensberg